PIMCO MUNICIPAL INCOME FUND III

NOTICE OF CHANGE OF TRUSTEES

WHEREAS, PIMCO Municipal Income Fund III (the “Trust”) is organized as a trust under the laws of the Commonwealth of Massachusetts; and

WHEREAS, Derrick A. Clark resigned as a Trustee of the Trust, effective as of December 3, 2021; and

WHEREAS, T. Matthew Buffington’s term as a Trustee of the Trust expired on December 17, 2021; and

WHEREAS, Hans W. Kertess’s term as a Trustee of the Trust expired on December 17, 2021;

NOW, THEREFORE, as a result of the foregoing Trustee resignation, the eight (8) Trustees of the Trust are:

Sarah E. Cogan	1633 Broadway New York, New York 10019

Deborah A. DeCotis	1633 Broadway New York, New York 10019

David N. Fisher	1633 Broadway New York, New York 10019

Joseph B. Kittredge, Jr.	1633 Broadway New York, New York 10019

John C. Maney	650 Newport Center Drive Newport Beach, CA 92660

William B. Ogden, IV	1633 Broadway New York, New York 10019

Alan Rappaport	1633 Broadway New York, New York 10019

E. Grace Vandecruze	1633 Broadway New York, New York 10019

IN WITNESS WHEREOF, this Notice has been subscribed this 5th day of January, 2022, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Ryan Leshaw
Ryan Leshaw, Chief Legal Officer

Signature Page – PIMCO Municipal Income Fund III (PMX)